LOAN AGREEMENT

This Agreement is dated as of November 3, 2004.

BETWEEN:

             ENVIRONMENTAL ENGINEERING & CONSULTANTS LIMITED, a Bahamas corporation

            (the "Lender")

AND:

             WEST LORNE BIOOIL CO-GENERATION LP, by its general partner DYNAMOTIVE CANADA INC., a Canada corporation

            (the "Borrower")

AND:

             DYNAMOTIVE CANADA INC., a Canada corporation

            (the "General Partner")

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:


                                   PART 1

                       DEFINITIONS and Interpretation

Definitions

1.1 Where used in this Agreement, the Schedules attached hereto, and any amendment or supplement hereto, unless there is something in the subject matter or context necessarily inconsistent therewith:

        (a) "Advances" mean advances of the Loan made from time to time by the Lender to the Borrower or at the Borrower's direction pursuant to the provisions hereof and "Advance" means any such advance;

        (b)  "Balance of Plant" means the Balance of Plant described in
        Schedule 1.1(r);










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                                     - 2 -

        (c) "Business Day" means any day excluding Saturdays and Sundays that Royal Bank of Canada, Main Branch, Toronto and Leadenhall Bank & Trust, Nassau, Bahamas are open for normal business;

        (d) "Capital Expenditures" shall mean all payments or accruals (including in respect of obligations related to capital leases) for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

        (e)  "Commitment Fee" means the Lender's fee of $10,000;

        (f) "Contaminant" includes, without limitation, any pollutant, dangerous substance, liquid waste, industrial waste, hazardous material, hazardous substance or contaminant including any of the foregoing as defined in any Environmental Law;

        (g)  "Corporate Distributions" means:
             (i) any dividend or other distribution on issued shares or partnership interests;

             (ii) the purchase, redemption, or retirement price of any issued shares or partnership interests redeemed or purchased;

             (iii) any payment of principal or interest on indebtedness owing to the affiliates or subsidiaries of the Borrower or to the directors, officers, associate, partners or shareholders of the Borrower or of its affiliates or subsidiaries;

             (iv) any loan or advance to any of the affiliates or subsidiaries of the Borrower or any director, officer, associate, partner or shareholder of the Borrower or of its affiliates or subsidiaries; and

             (v) any management fee, bonus, salary, withdrawal, or other payment to the affiliates or subsidiaries of the Borrower or any director, officer, associate, partner or shareholder of the Borrower or of its affiliates or subsidiaries;

        (h) "Draw Request" means a written request of the Borrower irrevocably requesting an Advance and setting forth the amount and date of the requested Advance;

        (i) "Environmental Activity" means any activity, event or circumstance in respect of a Contaminant, including, without limitation, its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its Release into the natural environment, including movement through or in the air, soil, surface water or groundwater;

        (j) "Environmental Laws" means all applicable laws relating to the environment or occupational health and safety, or any Environmental Activity;

        (k)  "Event of Default" means those events described in para 9.1 hereof;
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                                     - 3 -

        (l)"Indebtedness" means all present and future indebtedness and liability, direct or indirect, absolute or contingent, of the Borrower to the Lender, and includes in particular the Loan and all interest and other moneys payable by the Borrower pursuant to the terms hereof, the Security Documents and the Loan Documents;

        (m)"Interest Rate" means 15% per annum (calculated and compounded monthly) until the occurrence of an Event of Default and 18% per annum, (calculated and compounded monthly) thereafter;

        (n) "Loan" means the principal amount of up to $1,000,000 advanced under this Agreement;

        (o) "Loan Documents" means all documents, instruments, certificates or other agreements provided for hereunder or under the Security Documents or incidental hereto or thereto, including, without limitation, the Note and the Warrant;

        (p) "Note" means the grid promissory note of the Borrower executed and delivered to the Lender evidencing the amount from time to time outstanding on the Loan;

        (q) "Permitted Encumbrances" means, as of any particular time and in respect of any particular part of the undertaking, goodwill, and other property and assets of the Borrower of whatsoever kind and wherever situate, any of the following:

             (i)  liens for Taxes, assessments, or governmental charges or levies not at the time due and delinquent or the validity of which the Borrower is contesting in good faith and in respect of which the Borrower has set aside on its books adequate reserves, subject to the Lender's right to request satisfactory evidence of such reserves and adequate security for the same;

             (ii) the reservations, limitations, provisos, and conditions expressed in any original grant from the Crown;

             (iii) easements, rights-of-way and similar rights in lands granted to or reserved by other persons which do not materially impair the usefulness in the business of the Borrower of the real property subject thereto;

             (iv) any security granted in the Power Island in favour of Magellan Aerospace Limited and its successors and assigns securing the purchase price of the Product, which shall not exceed the amount of indebtedness set out opposite Magellan Aerospace Limited in Schedule 3.1(aa);

             (v) the Ramsay Security; provided that the indebtedness secured thereby is in an amount not exceeding the amount of indebtedness set out opposite "Ramsay Group" in Schedule 3.1(aa) and that no indebtedness incurred or repaid and reborrowed after the date hereof shall be secured by the Ramsay Security; and

             (vi) an assignment by the Borrower to ATCO Noise Management Ltd. of $226,777.40 in Goods and Services Tax refunds payable to the Borrower;

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                                     - 4 -

        (r)  "Power Island" means the Product and Balance of Plant;

        (s)  "Product" means the Product described in Schedule 1.1(r);

        (t)  "Ramsay" means Ramsay Machine Works Ltd.;

        (u) "Ramsay Security" means security granted by the Borrower pursuant to a guarantee and general security agreement dated July 7, 2004 to secure the debts and liabilities of Dynamotive Energy Systems Corporation ("DESC") to Ramsay;

        (v) "Release" includes discharge, spray, inject, inoculate, abandon, deposit, spill, leak, seep, pour, emit, empty, throw, dump, place and exhaust, and when used as a noun has a similar meaning;

        (w) "Security Documents" means the security instruments and documents described in para 7.1 hereof;

        (x) "Tax" includes all present and future income and other taxes, levies, imposts, deductions, charges, and withholdings whatsoever, whether levied, imposed, or assessed by a law, regulation, treaty, enactment, order, rule, official directive or request (whether or not having the force of law), together with any fines, additions or interest thereon and any penalties pertaining thereto.

Interpretation

1.2     For the purposes of this Agreement:

        (a) "this Agreement" means this Agreement and any schedules hereto, as amended or supplemented from time to time;

        (b) the words "advance" include the provision or extension of a credit facility;

        (c) the word "person" includes in its meaning any individual, partnership, joint venture, trust, association, firm and any body corporate or politic;

        (d) the word "successor" includes without limiting its meaning any company resulting from the amalgamation of the Borrower with any other company;

        (e) all accounting terms not otherwise defined shall have the meanings assigned to them in accordance with generally accepted accounting principles applicable in Canada and applied on a basis consistent with prior periods;

         (f) a reference to a Part is to a Part of this Agreement, and the symbol para followed by a number refers to the section or a paragraph of this Agreement so designated; and

         (g) all references to any party, whether a party to this Agreement or not, will be read with such changes in number or gender as the context or reference requires.
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                                     - 5 -

1.3 The provisions contained in the Security Documents will be construed and may be enforced independently from and in addition to the provisions contained herein; but the provisions of this Agreement will govern in the case of a conflict between this Agreement and the Security Documents.

1.4 Except where otherwise indicated or provided for, all statements of or references to dollar amounts in this Agreement mean lawful currency of Canada.


                                   PART 2

                                   PURPOSE

2.1 The proceeds of the Loan shall be used to finance capital expenditures of the Borrower and for the purpose of providing working capital for the Borrower's business and operations.

                                   PART 3

                       REPRESENTATIONS AND WARRANTIES

3.1 Each of the Borrower and General Partner represents and warrants to the Lender that:

        (a) the Borrower is a limited partnership duly formed and validly existing and is duly registered or qualified to do business under the laws of Ontario;

        (b)  the General Partner is the sole general partner of the Borrower;

        (c) the General Partner is a company duly incorporated pursuant to, and is in good standing under, the laws of Canada;

        (d) DESC is a company duly incorporated pursuant to, and is in good standing under, the laws of British Columbia;

        (e) the General Partner is duly registered and qualified to carry on business in the Province of Ontario;

        (f) the limited partners of the Borrower are DESC and Magellan Aerospace Limited;

        (g) the Borrower has the power and capacity to borrow the Loan, grant security therefor and to carry on its business as presently conducted;

        (h) each of the General Partner and DESC have full corporate power, capacity and authority to carry on its business as presently conducted;

        (i) each of the Borrower, the General Partner and DESC has the power, capacity and authority to enter into, execute, and deliver and to carry out and perform its respective obligations, covenants and agreements under this Agreement, the Security Documents and the Loan Documents to which it is a party;
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                                     - 6 -

        (j) the execution and delivery of this Agreement by the General Partner and the performance of its obligations hereunder has been duly and validly authorized by all necessary action of the General Partner and when executed and delivered this Agreement will constitute a valid and legally binding obligation of the General Partner;

        (k) the execution and delivery of the Guarantee and the Warrant by DESC and the performance of its obligations thereunder has been duly and validly authorized by all necessary action of DESC and when executed and delivered the Guarantee and the Warrant will constitute valid and legally binding obligations of DESC;

        (l) the execution and delivery of this Agreement, the Security Documents and the Loan Documents to which the Borrower is a party by the General Partner, on behalf of the Borrower, and the performance by the General Partner, on behalf of the Borrower, of the Borrower's obligations hereunder and thereunder, has been duly and validly authorized by all necessary action on the part of the General Partner, and when executed and delivered this Agreement, the Security Documents and the Loan Documents to which the Borrower is a party will constitute valid and legally binding obligations of the Borrower;

        (m) except for the licenses and permits listed in Schedule 3.1(m) hereto, each of the Borrower and the General Partner holds and is possessed of all licences, patents, trademarks, service marks, copyrights and permits and has effected all registrations required for the conduct of its business, ownership of its assets or property and the uses for which the Borrower's property or assets are used, such licences, patents, trademarks, service marks, copyrights, permits, and registrations are in good standing, and such conduct, ownership and uses are in compliance with the terms of such licences, patents, trademarks, service marks, copyrights and permits and with all laws, bylaws, rules, regulations, and ordinances applicable to the Borrower or any of its property, assets or businesses;

        (n) the Borrower lawfully and beneficially owns and is lawfully and beneficially possessed of all of the property and assets and has good title thereto free from all claims, liens, charges and encumbrances except only the Permitted Encumbrances, and all of the Borrower's property and assets are presently located within Ontario;

        (o) neither the Borrower nor the General Partner is a party to, nor has it issued, assumed, or granted, nor is it bound by any deed, indenture, debenture, real property mortgage, chattel mortgage, conditional sale contract, general or specific assignment of book debts, security under Section 427 of the Bank Act (Canada), or any other lien, charge, or encumbrance which charges any of the Borrower's property or assets except only Permitted Encumbrances;

        (p) neither the execution and delivery of this Agreement, the Security Documents or the Loan Documents nor the observance and performance of the obligations of the Borrower thereunder will (i)
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                                     - 7 -

        result in any violation of or constitute a default under the limited partnership agreement and any other constating documents governing the Borrower, the constating documents of the General Partner or any deed, indenture, debenture, mortgage, agreement, instrument, judgement, decree, order, statute, rule, or regulation applicable to the Borrower or (ii) result in the acceleration of the time for payment of any moneys payable or for performance of any obligation to be performed by the Borrower;

        (q) there are no claims, actions, suits, or proceedings pending or threatened against Borrower or the General Partner or DESC or any of their property or assets by or before any court or any governmental, administrative, or domestic body, tribunal, or agency which relates to any non-compliance with any Environmental Law or any Release from its lands of a contaminant into the natural environment or which if adversely determined would materially adversely affect the continued operation of the business of the Borrower or the General Partner or DESC as presently conducted, the prospects or financial condition of the Borrower or General Partner or DESC or the ability of the Borrower or General Partner or DESC to perform its obligations under this Agreement, the Security Documents or the Loan Documents, and there are no circumstances of which it is aware which might give rise to any such proceeding which it has not fully disclosed to Lender;

        (r) all statements, reports, certificates, and representations made or delivered to the Lender by the Borrower or any person on behalf of the Borrower in connection with this Agreement, the Security Documents and the Loan Documents are true and correct in all respects, and in particular the financial information and material furnished to the Lender fairly and accurately represent the prospects and financial condition of the Borrower and since the date of such material or information, there has occurred no materially adverse change in its business or financial condition;

        (s) except for the Ramsay Security, neither the Borrower nor the General Partner has guaranteed or agreed to guarantee any debt, liability, or obligation of any person or agreed to indemnify any person in respect of any debt, liability, or obligation;

        (t) there is no unsatisfied or outstanding judgement, order, injunction, or decree of any court, tribunal, or governmental agency which materially adversely affects the Borrower's business as presently conducted or the prospects or financial condition of the Borrower;

        (u) the General Partner has no assets and conducts no business other than on behalf of and for the benefit of the Borrower;

        (v) no event has occurred which constitutes, or which, with notice, lapse of time, or both, would constitute, an Event of Default;

        (w) it is in compliance in all material respects with all applicable laws including, without limitation, all Environmental Laws. The Borrower has not caused, permitted or suffered and will not cause, permit, or suffer to occur any Environmental Activity in, on, under or about any of its locations, or the presence, use, generation, manufacture, installation, disposal, or storage of any Contaminant

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                                     - 8 -

        in, on, under or about any of its locations, or the transportation of any Contaminant to or from any of its locations, except to the extent the presence, use, generation, manufacture, installation, storage or transportation of such Contaminant is conducted in compliance with all Environmental Laws;

        (x) it has filed all material tax returns which were required to be filed by it, paid or made provision for payment of all Taxes (including interest and penalties) and amounts which are due and payable in respect of claims which could rank prior to the security granted under the Security Documents, and provided adequate reserves for payment of any Tax, the payment of which is being contested;

        (y) the locations of the Borrower's executive office, principal place of business, corporate offices, warehouses, other locations of its property and assets and locations where records are kept are as set forth in Schedule 3.1(y) and such locations have not changed during the preceding twelve months save and except for a change in the Borrower's office address in June 2004 from 105-1700 West 75th Avenue, Vancouver, British Columbia V6P 6G2 to its present address;

        (z) during the prior five years, the General Partner has not been known as or conducted business in any other name and the Borrower has not been known as or conducted business in any name other than its former name "Erie BioOil Co-Generation LP";

        (aa) the Borrower and the General Partner have no indebtedness outstanding to any single party in excess of $50,000 other than the indebtedness listed in Schedule 3.1(aa) hereto; and

        (bb) (i) there is no organizing activity pending or, to the Borrower's knowledge, threatened by any labour union or group of employees, (ii) there are no representation proceedings pending or, to the Borrower's knowledge, threatened with any federal or provincial labour relations board, and (iii) no labour organization or group of employees of the Borrower has pending any demand for recognition, and the Borrower shall give to the Lender prompt written notice of any of the foregoing occurring.

                                     PART 4

                                    THE LOAN
Loan

4.1 Subject to the terms and conditions hereof, including, without limitation, Section 10, and relying upon the representations and warranties set forth in Part 3 hereof, the Lender will make available to the Borrower a non-revolving reducing term loan in the maximum principal sum of up to $1,000,000.

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                                     - 9 -


Use of Proceeds

4.2 The Borrower will use the proceeds of the Loan for the purposes described in para 2.1 hereof and for no other purpose.

Advances

4.3 Subject to the other provisions hereof, the Loan will be advanced as follows:

        (a) provided the Borrower is not in default hereof and the Lender has not demanded repayment in accordance with provisions hereof, the Loan will be available for draw-down on a monthly basis from and after the date hereof;

        (b) the Borrower may request an Advance by delivery to the Lender of an irrevocable Draw Request and a statement of an officer of the Borrower detailing both the budgeted use of the Advance and the application of the immediately prior Advance;

        (c) subject to para 4.4 hereof, an Advance will be made on the date specified in the Draw Request provided that:

             (i) the outstanding aggregate amount of the Loan will not exceed $1,000,000;

             (ii) the date specified in a Draw Request for an Advance will be at least 9 Business Days after the date the Draw Request is received by the Lender.

4.4 Notwithstanding any other provision of this Agreement, the Borrower acknowledges that all Advances shall be made in amounts and at times as the Lender, in its absolute discretion, shall determine.

                                 PART 5

                                Interest
Interest

5.1 Notwithstanding the terms and conditions of the Security Documents, the Borrower will pay interest as herein provided.
Calculation

5.2 Interest will accrue daily on the basis of the actual number of days elapsed and a year of 365 days and be payable to Lender on amounts outstanding under the Loan from time to time at the Interest Rate, calculated and compounded monthly, after as well as before maturity, demand and judgement, until the Loan has been repaid in full.

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                                     - 10 -

Payments

5.3 Interest shall be paid on the last day of each month during the term hereof (or if such day is not a Business Day on the next Business Day) commencing on the last day of the third month following the first Advance, such date being November 30, 2004. Any payment of interest delivered or made to the Lender by 2:00 p.m. Toronto time will be credited as of that day, but if made after that time will be credited as of the next Business Day.
For greater certainty, the parties hereby acknowledge that a first Advance of $500,000 was made by the Lender to Borrower on August 11, 2004.

Limitation

5.4 If the rate of interest, fees or costs payable by the Borrower in respect of the Loan or in respect of this Agreement would, in the absence of this provision, exceed the maximum rate permitted by law, then the interest rate applicable to the Loan will be limited to the rate equal to one percent per annum less than such maximum permitted rate.

Equivalent Yearly Rates

5.5 The annual rates of interest or fees to which the rates calculated in accordance with this Agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year in which such calculation is made and divided by 365.

Time and Place of Payment

5.6 Amounts payable by the Borrower hereunder shall be paid in Canadian dollars at such account of the Lender as the Lender may advise in writing from time to time. Amounts due on a day other than a Business Day shall be deemed to be due on the Business Day next following such day. Interest and fees payable under this agreement are payable both before and after any or all of default, demand and judgement.

Increased Costs

5.7 The Borrower shall reimburse the Lender for any additional cost or reduction in income arising as a result of (i) the imposition of, or increase in, Taxes on payments due to the Lender hereunder (other than Taxes on the overall net income of the Lender), (ii) the imposition of, or increase in, any reserve or other similar requirement, (iii) the imposition of, or change in, any other condition affecting the Loan imposed by any applicable law or the interpretation thereof.

Evidence of Indebtedness

5.8 The Lender shall open and maintain at its offices records evidencing the Advances made available to the Borrower by the Lender under this Agreement. The Lender shall record the principal amount of each Advance, the payment of principal and interest and all other amounts becoming due to the Lender under this Agreement. The Lender's records constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrower to the Lender pursuant to this Agreement.

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                                     - 11 -

Set Off

5.9 The Lender is authorized, but not obligated, at any time, to apply any amount owing to the Borrower by the Lender, whether or not then due, or to which the Borrower is entitled, in or towards satisfaction of the obligations of the Borrower due to the Lender under this Agreement.

                                    PART 6

                       Payment OF PRINCIPAL and Interest

Payment

6.1 The outstanding principal balance of the Loan, interest thereon and other amounts payable by the Borrower pursuant to this Agreement shall be paid in full on or before August 11, 2007.

Prepayment

6.2 The Borrower shall be entitled upon 5 Business Days prior written notice to the Lender, to repay the whole or any part of the amount outstanding under the Loan without penalty, upon payment of accrued interest to the date of repayment. Any portion of the Loan prepaid may not be readvanced.

Manner of Payment

6.3 The Indebtedness will be repaid in the manner described herein. All payments to be made to the Lender hereunder will be made:

         (a)  without set-off or counterclaim, and

         (b) free and clear of and without deduction for or on account of any Taxes.

Allocation

6.4 Payments made in respect of the Indebtedness and moneys realized from any security held therefor, including moneys realized from the enforcement of the Security Documents and Loan Documents, may be applied on such parts of the Indebtedness as the Lender may see fit, and the Lender will at all times have the right to change any appropriation made by the Lender (whether or not communicated by the Lender) all notwithstanding any previous application by whomsoever made.

                                     - 12 -
                                     PART 7

                                    SECURITY
Form of Security

7.1 As general and continuing security for the Loan and all interest and other amounts payable hereunder and the performance and observation of all the covenants and obligations of the Borrower hereunder, the following security documents, in form and substance satisfactory to the Lender shall be delivered to the Lender (the "Security Documents"):

        (a) a general security agreement executed by the Borrower creating a security interest in all the Borrower's present and after acquired personal property, ranking in priority to any security interests granted by the Borrower in such personal property other than the Permitted Encumbrances;

        (b) an unsecured guarantee and postponement of claim by DESC in favour of the Lender to guarantee the liabilities and obligations of the Borrower to the Lender arising in connection with the Loan; and

        (c)  the Specific Assignment.

Releases

7.2 Upon indefeasible payment in full of the Loan and the satisfaction and performance by the Borrower of its obligations to the Lender hereunder and under the Security Documents and the Loan Documents and termination of this Agreement, the Lender will deliver up, release, and discharge the Security Documents and execute and deliver all such instruments as may be requisite for such purposes. The Borrower will, prior to such discharge, pay to the Lender all reasonable fees, charges, and legal and other expenses in respect thereof.

Extensions

7.3 The Lender may grant extensions, take and give up security, accept compositions, grant releases and discharges, and otherwise make arrangements and deal with the Borrower, and all other persons and with any security as the Lender may see fit without affecting the liability of the Borrower to the Lender or the Lender's right to hold, deal with, and realize on the Security Documents.

Document Approval

7.4 The inspection or approval by the Lender of any document or matter without an express written waiver or consent will not be construed as a waiver or consent or affect the rights or remedies of the Lender in respect of any breach or default hereunder.

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                                     - 13 -

Compliance

7.5 The Lender will not be obliged in any way to ensure that the Borrower complies with the limitations, restrictions, and stipulations provided for herein. In the absence of an express written waiver or consent by the Lender, no act or acquiescence by the Lender will affect the Lender's rights, powers, and remedies and whether or not the Lender was or ought to have been aware of any non-compliance with any limitation, restriction, or stipulation contained herein, the Lender's rights, powers, and remedies will remain in full force and effect.

No Merger

7.6 The Security Documents are in addition to and not in substitution for any other security held by the Lender and will not operate to merge, novate, or discharge any of the Indebtedness or any such other security.

Cumulative Rights

7.7 The rights, powers, and remedies of the Lender hereunder and under the Security Documents and Loan Documents are cumulative. The Lender may enforce such rights, powers, and remedies or any of them in any manner and in any order it desires, and the enforcement of any such rights, powers, and remedies will not preclude the simultaneous or later enforcement of any other rights, powers, or remedies.


                                    PART 8

                                  COVENANTS
Positive Covenants

8.1 At all times prior to the later of the indefeasible repayment in full of the Indebtedness and the termination of this Agreement, the Borrower will:

        (a) duly and punctually pay or cause to be paid to the Lender all payments in respect of principal and interest and other amounts due under this Agreement on the dates, at the places, and in the manner set forth herein;

        (b) duly and punctually observe and perform all of the covenants, agreements, terms, and conditions on its part to be observed or performed hereunder, under the Security Documents and the Loan Documents;

        (c)  maintain and preserve its existence in good standing;

        (d) conduct its business in a proper and businesslike manner and diligently preserve all of its licences, permits, patents, trademarks, service marks, copyrights, registrations, rights, powers, privileges, and goodwill;

        (e) duly and punctually pay all debts and obligations to labourers, workmen, employees, contractors, sub-contractors, and suppliers of material and all Taxes, rates, and assessments payable to governmental authorities and all other persons which, if unpaid, might under the laws of Canada or any Province of Canada or otherwise have priority over the security interests or other interests granted pursuant to any of the Security Documents, and will exhibit to the Lender when requested receipts or vouchers establishing such payment or performance;

        (f) make all payments and perform each and every covenant, agreement, and obligation under any lease now held or hereafter acquired by the Borrower and any deed, indenture, debenture, mortgage, agreement, or instrument charging the property or assets of the Borrower or any part thereof as and when the same are required to be paid or performed, and will exhibit to the Lender when requested receipts, vouchers, or certificates establishing such payment or performance;

        (g) fully and effectually register the security interests or other interests granted pursuant to the Security Documents from time to time in all jurisdictions and places where the Borrower carries on business or where registration is required or advantageous, obtain and effect all further licences and registrations as may be requisite in order to register the security interests or other interests granted pursuant to the Security Documents, and otherwise maintain and keep maintained the security interests or other interests granted pursuant to the Security Documents as valid and effective security;

        (h) notify the Lender in writing of any intention to relocate its business, property or assets any part thereof and provide full particulars of such proposed relocation 15 days prior to such relocation; provided that such notice shall not be required where (i) property or assets of the Borrower are to be temporarily removed from the Borrower's place of business for service or modification; or (ii) removal of an immaterial portion of the property or assets (other than its books and records) to a location in the Province of Ontario is to be made;

        (i) keep or cause to be kept proper books of account in accordance with sound accounting practice, give to the Lender any information which it may reasonably require relating to the business of the Borrower, permit any representative of the Lender to visit and inspect any of the properties or assets of the Borrower and examine the books of account, leases, records, reports, agreements, and other documents relating to the business of the Borrower and to make copies thereof, permit any representative of the Lender to discuss the Borrower's affairs with the auditors, counsel or other professional advisors of the Borrower and any person having information relating to any claim or claim which could arise on failure to pay and which ranks or is capable of ranking in priority to Lender's security or any claim of the Lender for repayment of the Indebtedness, permit such persons to release information relating thereto to the Lender and accurately and completely respond to all inquires made by the Lender as to particulars of any of the foregoing, all at such times and so often as may be requested by the Lender, acting reasonably; and

        (j)  deliver or cause to be delivered to the Lender:

            (i) annually, within 120 days of the close of its fiscal year, unaudited annual financial statements of the Borrower, in each case, prepared by a professional accountant, which statements will include a balance sheet, an income statement, a statement of retained earnings, and a statement of changes in financial position;

            (ii) quarterly, within 60 days of the end of each calendar quarter unaudited quarterly financial statements of the Borrower prepared by a professional accountant which statements shall include a balance sheet, an income statement, a statement of retained earnings, and a statement of changes in financial position; and

            (iii) such additional information and material respecting the business and financial affairs of the Borrower and the General Partner as the Lender, acting reasonably, may request from time to time;

        (k) provide the Lender with prompt written notice of any event which constitutes, or which, with notice, lapse of time, or both, would constitute an Event of Default;

        (l) file all material tax returns which are to be filed by it from time to time, to pay or make provision for payment of all Taxes (including interest and penalties) and, when due, all amounts owing or required to be paid, where the failure to pay any such amount could give rise to a claim which ranks or is capable of ranking in priority to the Lender's security or claim for repayment hereunder, and to provide adequate reserves for the payment of any Tax, the payment of which is being contested;

        (m) comply in all material respects with all applicable laws including, without limitation, all Environmental Laws;

        (n) provide the Lender with prompt written notice of any non-compliance by the Borrower with any Environmental Laws or any Release from the land of the Borrower of a Contaminant into the natural environment and to indemnify and save harmless the Lender from all liability of loss as a result of an Environmental Activity or any non-compliance with any Environmental Law;

        (o) maintain, preserve and protect all of its property and assets, in use or useful in the conduct of its business and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices, so that the business carried on in connection therewith may be properly and advantageously conducted at all times;

        (p) within 10 days of the date hereof, deliver to the Lender evidence of Ramsay's receipt of payment from Borrower after the date hereof in an amount not less than $449,493.00;

        (q) within 35 days of the date hereof, deliver to the Lender a licence in favour of the Borrower from the Ontario Energy Board to generate electricity;

        (r) within 35 days of the date hereof, deliver to the Lender an executed copy of an interconnection agreement (the "Interconnection Agreement") between the Borrower and Hydro One Inc., in form and substance satisfactory to the Lender acting reasonably;

        (s) within 15 days of the delivery of the Interconnection Agreement to the Lender, execute and deliver to the Lender a specific assignment of the Interconnection Agreement (the "Specific Assignment") in favour of the Lender, in form and substance satisfactory to the Lender acting reasonably; and

        (t) within 40 days of the date hereof, deliver to the Lender a certificate of approval (air) (the "Certificate of Approval") in favour of the Borrower from the Ontario Ministry of the Environment, Environmental Assessment and Review Branch.

Insurance Covenants

8.2 While any portion of the Loan remains outstanding or prior to the termination of this Agreement, Borrower shall at Borrower's sole cost and expense, insure and keep insured for their full insurable value all the Borrower's property and assets. The risks so insured against shall include loss, liability or damage by or from fire (with extended perils coverage), explosion, tempest, lightening, floods, environmental damage or liability and other perils usually covered in fire insurance policies and such additional risks, property and liability insurance as the Lender may from time to time require, and with insurers and limits of coverage reasonably satisfactory to Lender, naming the Lender as a loss payee and mortgagee and additional insured thereunder and containing the standard mortgage waiver clause approved by the Insurance Bureau of Canada. The Borrower shall, not less than 30 days before any amendment to any policy or any policy expires or is terminated deliver evidence of such amendment, renewal or replacement of such insurance.

Negative Covenants

8.3 During the currency of this Agreement neither the Borrower nor the General Partner will, without the prior written consent of the Lender:

        (a) alter its constating documents, including, without limitation, the limited partnership agreement in respect of the Borrower;

        (b) become a party to any transaction other than in the ordinary course of the Borrower's business whereby any part of the undertaking, property, or assets of the Borrower would become the property of any other person, firm or corporation, whether by way of reconstruction, joint venture, partnerships, reorganization, amalgamation, merger, any other form of business combination, transfer, sale, lease, or otherwise;

        (c) cancel any debt owing to it, except for reasonable consideration and in the ordinary course of its business;

        (d) make aggregate Capital Expenditures (other than Capital Expenditures incurred prior to April 1, 2005 or financed through the incurrence of Indebtedness) in any fiscal year in excess of $500,000;

        (e) grant, create, assume or permit to exist any lien, mortgage, pledge, charge, assignment, lease, or other security or charge whether fixed or floating upon the whole or any part of the assets and property of the Borrower other than the Permitted Encumbrances;

        (f) cause or permit any personal property of the Borrower to be permanently physically attached, affixed or joined to any real property, in each case, in such a manner, or with such intent, as to become a fixture or form part of such real property, other than with respect to the real property municipally known as 191 Jane St., West Lorne, Ontario but excluding the portion of such real property (the "Excluded Lands") legally described as fourthly and fifthly on
        Schedule 8.3(f);

        (g) make loans to or investments in, or provide guarantees or indemnities or otherwise give financial assistance to, any person;

        (h)  materially change the nature of it's business or operations;

        (i)  change its (i) name, (ii) chief executive office,
        (iii) principal place of business, (iv) corporate offices, or
        (v) warehouses or other locations of property or assets or records related thereto without, in each instance, giving thirty (30) days prior written notice thereof to the Lender and taking all actions deemed necessary or appropriate by the Lender to continuously protect and perfect Lender's security upon the Borrower's property and assets;

        (j) reduce its capital, change its capital structure or change the ownership of any limited or general partnership interests of the Borrower or the General Partner in any way whatsoever, other than (i) the issuance to DESC of additional limited partnership units of the Borrower or additional shares of the General Partner, (ii) the issuance of limited partnership units of the Borrower to Ontario Power Generation, or (iii) the issuance of limited partnership units of the Borrower to any party in connection with equity financing undertaken by the Borrower;

        (k) make or declare any Corporate Distributions other than payments by the Borrower to its partners in fund income or capital tax of such partners with respect to their interests in the Borrower; or

        (l)  incur any indebtedness, except for indebtedness listed in
        Schedule 3.1(aa), in an amount in excess of $100,000 in any single instance.

Expenses

8.4 Whether or not the transactions contemplated hereby are consummated, the Borrower will pay to the Lender on demand:

        (a) all fees, cost and expenses (including without limitation the fees and disbursements of the Lender's solicitors) incurred in connection with the preparation of this Agreement, the Security Documents and the Loan Documents, up to a maximum aggregate amount of $20,000, excluding taxes, and any amendments, modifications, consents, approvals, or waivers hereunder or related hereto or related to the Loan, and supervising or attending on the occasion of all advances;

        (b) all costs of enforcement of this Agreement and the Security Documents, the Loan Documents including, without limitation, the fees and disbursements of counsel on the basis of solicitor and own client costs; and

        (c) the Commitment Fee, such fee being non-refundable and fully earned by the Lender to compensate for the time, effort and expense incurred by the Lender in connection herewith.

                                     PART 9

                         EVENTS OF DEFAULT AND REMEDIES

Events of Default

9.1 Any one of the following events will constitute an Event of Default under this Agreement (whether such event is voluntary or involuntary or is effected by operation of law or pursuant to or in compliance with any judgement, decree, or order of any court or any order, rule, or regulation of any administrative or governmental body):

        (a) if the Borrower defaults in payment of any principal, interest or other amounts due hereunder, the Security Documents or the Loan Documents and such default is not cured within 10 days;

        (b) if either the Borrower or the General Partner default in observing or performing any other covenant, agreement, or condition hereunder or under the Security Documents, or Loan documents on its part to be observed or performed and, if such default is capable of being cured, such default is not cured within 15 days;

        (c) if DESC defaults in observing or performing any covenant, agreement or condition under or in connection with the Warrants or the Guarantee;

        (d) if either the Borrower or the General Partner default in observing or performing any covenant, agreement or conditions in respect of any indebtedness on its part to be observed or performed;

        (e) if the Borrower, General Partner or DESC is unable to pay its debts as such debts become due, or otherwise becomes bankrupt or insolvent or if the Borrower or General Partner or DESC or any other persons makes an assignment for the benefit of, a proposal to, or an arrangement with the Borrower's or General Partner's or DESC's creditors or an action is taken or a proceeding is instituted whether by the Borrower or General Partner or DESC, or any other person, whether voluntary or involuntary, whereby the Borrower or General Partner or DESC may be dissolved, wound up, liquidated, suspended, reorganized, or adjudged or declared bankrupt or insolvent;

        (f) final judgment or judgments (after the expiration of all times to appeal therefrom) for the payment of money in an amount greater than $50,000 in the aggregate shall be rendered against the Borrower or General Partner, unless the same shall be (i) fully covered by insurance and the issuer(s) of the applicable policies shall have acknowledged full coverage in writing within fifteen (15) days of judgment, or (ii) vacated, stayed, bonded, paid or discharged within a period of fifteen (15) days from the date of such judgment;

        (g) if any warranty or representation made by or on behalf of the Borrower or General Partner hereunder or in any document, instrument, or certificate delivered in connection herewith proves at any time to be materially incorrect as of the date made;

        (h) if without the prior consent of the Lender there is a change in the ownership or control of the shares in the capital stock of the General Partner, the general partnership interests of the Borrower or the limited partnership interests of the Borrower resulting in DESC owning (i) less than 90% of the voting shares in the capital stock of the General Partner, or (ii) less than 67% of the issued and outstanding limited partnership units of the Borrower;

        (i) if the Borrower or General Partner or DESC ceases or demonstrates an intention to cease to carry on its business;

        (j) if a trustee, liquidator, receiver or receiver-manager or other official is appointed for the property or assets of the Borrower or General Partner or DESC or any part thereof;

        (k) if any creditor, lienor, encumbrancer or party acting therefore takes possession of, forecloses, sells or other proceedings to enforce security over the property of the Borrower or any part thereof or gives notice of its intention to do any of the foregoing;

        (l) if a shareholder of the General Partner commences an action against the General Partner or gives a notice of dissent in accordance with the provisions of the constating documents of the Borrower, or gives notice of its intention to do any of the foregoing;

        (m) if the Borrower or General Partner engages in any business outside of the normal course of its business presently conducted; or

        (n) if in the opinion of the Lender there is a material adverse change in the financial condition or operation of the Borrower or the General Partner or DESC.

Remedies

9.2 Upon the happening of any Event of Default, the obligation of the Lender to make Advances shall immediately terminate and the Lender may at its option declare that the Indebtedness has become immediately due and payable, whereupon the Borrower will pay the same to the Lender forthwith, without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, and the Lender, without notice to or demand upon the Borrower, (which are expressly waived by the Borrower), may proceed to protect, exercise and enforce its rights and remedies under this Agreement, the Security Documents, and the Loan Documents including making demand under the Security Documents for payment of the Indebtedness and all other obligations secured thereby, and such other rights and remedies as are provided by law or by equity or by statutes. Upon the happening of an Event of Default the Lender not be obligated to release or discharge any of the Security Documents unless and until the Indebtedness is indefeasibly paid in full and this Agreement is terminated.

Waiver

9.3 The Lender may in its sole discretion waive any event of Default or any breach of any of the provisions contained herein or in any of the Security Documents or Loan Documents. No waiver or consent by the Lender will extend to or be taken to affect any other or subsequent breach or default or the rights resulting therefrom, and no waiver or consent by the Lender will bind the Lender unless it is in writing.

Performance by the Lender

9.4 If the Borrower fails to observe or perform any of the covenants or obligations on its part to be observed or performed hereunder, then whether or not specifically provided for herein the Lender may, but will not be bound to, pay such moneys, take such action, and do such things as the Lender may consider necessary to remedy or to partially remedy such failure, all of which the Borrower hereby authorize the Lender to do in their name and on their behalf, and in such event:

        (a) the Lender will be subrogated to all of the rights and be entitled to all of the security, if any, of the person so paid;

        (b) the Borrower will indemnify and save harmless the Lender from and against all fees, moneys, costs, charges, and expenses (including, without limitation, legal fees and disbursements) which are paid or incurred by the Lender in so remedying such failure; and

        (c) the amount of all fees, moneys, costs, charges, and expenses so paid or incurred will be deemed to be advanced by the Lender and will form part of the Loan and bear interest at the Interest Rate computed from the date paid or incurred by the Lender.

General Indemnity

9.5 The Borrower shall indemnify and hold the Lender and its employees, counsel and agents (each, an "Indemnified Person"), harmless from and against any claim which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended or not extended under this Agreement, the Security Documents and the other Loan Documents or otherwise in connection with or arising out of the transactions contemplated hereunder or thereunder, including any claim as a result of an Environmental Activity or any for non-compliance with Environmental Law and costs and legal costs and expenses of disputes between the parties to this Agreement; provided, that Borrower shall not be liable for indemnification of an Indemnified Person to the extent that any such claim is finally determined by a court of competent jurisdiction to have resulted solely from such Indemnified Person's gross negligence or willful misconduct. Notwithstanding any other provisions of this Agreement, the indemnity obligations of the Borrower hereunder and under the Security Documents and Loan Documents shall survive the termination of this Agreement and indefeasible payment in full of the Indebtedness.

                                  PART 10

                     CONDITIONS PRECEDENT TO FUNDING
Advance

10.1 The obligation of the Lender to fund any Advance is conditional upon fulfilment of the following conditions:

        (a) no representation made by the Borrower or the General Partner pursuant to this Agreement or any of the Security Documents or Loan Documents is then untrue or incorrect in any material respect;

        (b) no default or Event of Default has occurred or will occur after giving effect to such Advance;

        (c) the execution and delivery of the Security Documents and the Loan Documents, provided that the Specific Assignment shall be executed and delivered in accordance with Section 8.1(s);

        (d) registrations and filings as required to perfect and maintain the security created by the Security Documents;

        (e)  the payment of the Commitment Fee;

        (f) the delivery by DESC, as additional consideration for entering into this Agreement which shall be fully earned and non-refundable on the date hereof, of share warrants providing for the acquisition of 312,500 common shares in DESC, a publicly traded company listed on the Nasdaq OTCBB under the symbol DYMTF (the "Warrants"), which Warrants shall:

          (i)  have a three year term; and

          (ii)  be exercisable at a price per share equal to the lesser of:
          (y) 105% of the average closing price per share for such shares, calculated with reference to the ten trading days immediately prior to the date hereof; and (z) US$0.50 per share;

        (g) the execution and delivery of landlord waivers or certificates, acknowledgements, payout letters, releases, waivers or discharges by the holder(s) of any existing secured debt of the Borrower including, without limitation, Magellan Aerospace Limited, in each case, in form and substance satisfactory to the Lender acting reasonably;

        (h) subject to para 8.4(a), the payment of all fees and expenses incurred by the Lender from time to time in connection with the preparation, negotiation, and/or administration of the Security Documents and the Loan Documents (including legal fees and disbursements of counsel to the Lender);

        (i) the completion by the Lender of all due diligence relating to the Borrower as the Lender deems necessary, with results satisfactory to the Lender;

        (j) the delivery of a certificate of insurance evidencing the insurance required by this Agreement;

        (k) delivery of an executed copy of the lease agreement dated February 19, 2004 between the Borrower and Erie Flooring & Wood Products; the partnership agreement of the Borrower;

        (l) the Lender will have received up to date financial statements of DESC and projections for the Borrower, which shall be satisfactory to the Lender, as determined in its sole discretion;

        (m) there will be no action, suit or proceeding pending or threatened against the Borrower or the General Partner or DESC which could, in the reasonable opinion of the Lender, have a material adverse effect on either of them;

        (n) no material adverse changes in the business of, financial condition or outlook relating to the Borrower or DESC shall have occurred, as determined by the Lender in its sole discretion; and

        (o) the Borrower will have delivered or caused to be delivered to Lender such other items, documents, evidences, officer's certificate and solicitors opinions pertaining to the Loan, this Agreement, the Security Documents and the Loan Documents, as may be reasonably requested by Lender and needed to implement the terms of the Loan.

Benefit

10.2 The conditions set forth in para 10.1 are for the sole and exclusive benefit of the Lender and may be waived by the Lender, in its sole discretion, in writing in whole or in any part on or before the fulfilment thereof.

                                   PART 11

                              GENERAL PROVISIONS

Time of Essence

11.1  Time will be of the essence of this Agreement.

Governing Law

11.2 This Agreement will be construed in accordance with and governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Further Acts

11.3 Forthwith upon request by the Lender, the Borrower will execute and deliver all such further deeds, documents, and instruments and will do all such further acts and things as in the reasonable opinion of the Lender or its solicitors are necessary or advisable in order to carry out, give effect to, or perfect the provisions and intent of this Agreement, the Security Documents, the Loan Documents, and the transactions contemplated hereby.

Severability

11.4 If any provision contained in this Agreement is for any reason held by a Court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, then at the option of the Lender such invalid, illegal, or unenforceable provision will be severable from and will not affect any other provision of this Agreement and this Agreement will he construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

Non-Merger

11.5 The taking of a judgement by the Lender will not operate as a merger of any of the Security Documents, Loan Documents or the Indebtedness or in any way suspend payment or affect or prejudice the rights, powers, and remedies of the Lender in connection with the Security Documents, Loan Documents or the Indebtedness or the Lender's right to interest in the manner described in this Agreement.

Survival

11.6 All representations, warranties, covenants, and agreements made in this Agreement or in any declaration, certificate, or other instrument delivered in connection herewith are material and will conclusively be deemed to have been relied upon by the Lender notwithstanding any prior or subsequent investigation by the Lender, will survive advances on account of the Loan and the fulfilment of all transactions and deliveries contemplated hereunder, and will continue in full force and effect so long as any of the Indebtedness remains outstanding.

Security Documents

11.7  It is understood and agreed by the parties hereto that:

        (a) notwithstanding the terms and provisions of any of the Security Documents made by the Borrower, if the security thereby constituted shall become enforceable, the Borrower shall not be liable to pay any greater amount than the aggregate of all monies actually owing by the Borrower to the Lender hereunder and all other obligations and liabilities under the Security Documents and Loan Documents shall stand as continuing security only for the obligations constituted or contemplated by this Agreement;

        (b) all of the terms and conditions contained in the Security Documents are incorporated and deemed to be part of this Agreement, whether specifically set forth herein or not, provided that if there is any conflict or inconsistency between the provisions of the Security Documents or Loan Documents and this Agreement then the provisions of this Agreement shall govern; and

        (c) notwithstanding that any of the Security Documents made by the Borrower may be expressed to be payable on demand, the Lender shall not be entitled to make demand thereunder unless and until the Lender is entitled to forthwith declare the Indebtedness of the Borrower to the Lender to be forthwith due and payable pursuant to the provisions of this Agreement.

Deemed Representations

11.8 All statements contained in any declaration, certificate, or other instrument delivered to the Lender or the Lender's counsel in connection with this Agreement will be deemed to be representations and warranties by the person making the same.

Notice

11.9 Notwithstanding anything herein contained and whether or not expressly stipulated herein, every notice or other communication contemplated hereby or otherwise relating hereto shall be in writing. Every notice required or permitted to be communicated hereunder, may be:

        (a) served personally by leaving it with the party to whom it is to be communicated,

        (b) communicated by telecopy or facsimile transmission to the party to whom it is to be communicated, or

        (c) mailed by pre-paid registered mail (with acknowledgement of receipt requested) to the party to whom it is to be communicated.

If a notice is served personally, it shall be deemed to have been validly communicated to and received by the party to whom it was addressed on the date on which it was delivered. If a notice is communicated by telecopy or facsimile transmission it shall be deemed to have been validly communicated to and received at the time of transmission by the party to whom it was addressed if the sender possesses a confirmation of the delivery of the telecopy. If a notice is mailed as aforesaid, it shall be deemed to have been validly communicated to and to have been received by the addressee thereof on the fifth day of regular postal service following the mailing thereof in Canada. The address of any party may be changed by written notice as contemplated by this para 11.9, and the respective addresses of the parties hereto for the communication of any notice shall be as follows:

as to the Borrower:

                230 - 1700 West 75th Avenue
                Vancouver, British Columbia
                V6P 6G2

                Attention:  Andrew Kingston
                Fax No:  604-267-6005

as to the Lender:

                c/o Megacity Recycling Inc.
                39 Fenmar Drive
                Toronto, Ontario
                M9B 1M1

                Attention:  Lawrence Herman
                Fax No.:  416-745-3478

Relationship

11.10 It is understood and agreed by Borrower and Lender that Lender's role is strictly that of a Lender and not that of an equity partner or joint venture.

Entire Agreement

11.11 This Agreement merges and supersedes all prior negotiations, representations, and agreements, and expresses the entire agreement of the parties hereto with respect to the transactions contemplated hereby.

Amendments

11.12 This Agreement may not be amended nor may any term or covenant hereof be waived, discharged, or terminated except by an instrument executed by the parties hereto.

Assigns

11.13 The rights and obligations under this Agreement (and the Security Documents and Loan Documents) may be assigned in whole or in part by the Lender but are not assignable by the Borrower except with the prior written consent of the Lender.

Enurement

11.14 This Agreement shall be binding upon, and enure to the benefit of the parties hereto and their respective successors, and permitted assigns.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

ENVIRONMENTAL ENGINEERING & CONSULTANTS LIMITED


Per: /s/                                      /s/
    ----------------------------             ----------------------------
    Name: Pilkington (Bahamas) Ltd.          Name: Ramsay (Bahamas) Ltd.
    Title: Director                          Title: Director

WEST LORNE BIOOIL CO-GENERATION LP,
by its general partner DYNAMOTIVE CANADA INC.


Per: /s/ Andrew Kingston
    ----------------------------
    Name: Andrew Kingston
    Title: President

DYNAMOTIVE CANADA INC.


Per: /s/ Andrew Kingston
    ----------------------------
    Name: Andrew Kingston
    Title: President & CEO

                                 SCHEDULE 1.1(r)

                                 POWER ISLAND
                               (see attached)

Product

- OGT2500 Power Generation Module dimensions are 36 Metric Tonnes, 3 X 3 X
10.5 Meters;
- BioFuel Module 30 Metric Tonnes 3 X 3 X 12 Meters; and
- Control Module 1 Metric Tonne 2 X 3 X 8 Meters.

Balance of Plant

- Generator, metering, protection and control
- Generator synchronizer
- Generator voltage regulator
- Generator switchgear
- Generator output transformer
- Motor control centre (MCC) and line voltage power supply
- DC power supplies and battery chargers
- Gas turbine air inlet filter housing
- Gas turbine air intake silencer
- Gas turbine exhaust silencer
- Gas turbine exhaust ducting, stack and insulation external to the package flange
- Gas turbine engine/gearbox/generator lube oil coolers
- Enclosure ventilation fans, ducting and silencers
- Enclosure ventilation ducting motorized dampers, louvers and rain hoods
- Enclosure ventilation inlet filters for dusty environments
- Enclosure heating system for cold climates
- Interconnecting power cabling between package skids and power supply
- Interconnecting control cabling between package skids and control system
- Interconnecting piping required for the external systems beyond the specified flanges at the package skid enclosures
- Heat Recovery Steam Generator (HRSG)
- HRSG bypass dampers and control
- Other equipment installed that would be required to operate the unit on Natural Gas.

                               SCHEDULE 3.1(m)

                             LICENSES AND PERMITS

1. Certificate of Approval (Air) from the Ontario Ministry of the Environment, Environmental Assessment and Review Branch

2.     License from the Ontario Energy Board to generate electricity

                                SCHEDULE 3.1(y)

                            LOCATION OF OPERATIONS

191 Jane Street
(other than the Excluded Lands as defined herein)
West Lorne, Ontario
N0L 2P0

230-1700 West 75th Avenue
Vancouver, British Columbia
V6P 6G2

                                 SCHEDULE 3.1(aa)

                                   INDEBTEDNESS

                        West Lorne BioOil Co-Generation LP
                   Indebtedness, Suppliers owed more than C$50,000

US$  Name                     Due        Holdback        Total    Remarks

     Agri Urban                55,215                     55,215
     ATCO Noise Management    226,777                    226,777
X    Bruks Klockner           101,100      23,634        124,734
X    Harper International Ltd             105,971        105,971
     Hydro One                             75,000         75,000
     Le Groupe Simoneau        44,063      43,667         87,730
     Magellan Aerospace     3,843,383                  3,843,383
     Pyramid                  135,564      47,182        182,746
     Ramsay Group             531,407                    531,407
     UMA Engineering          382,567     277,000        659,567
     Wabi                     144,212     153,203        297,415
                           -------------------------------------
                        C$  5,464,288     725,657      6,189,945
                           -------------------------------------
Holdback to be paid in
   DynaMotive shares                      439,182        439,182
                           -------------------------------------
                        C$  5,464,288     286,475      5,750,763
                           -------------------------------------

Exchange rate (US$1 to Cdn$) = 1.230

                                SCHEDULE 8.3(f)

                                 EXCLUDED LANDS

                                LEGAL DESCRIPTION

         ALL AND SINGULAR that certain parcel or tract of land and premises situate lying and being in the Village of West Lorne in the Township of Aldborough, in the County of Elgin, and Province of Ontario and being composed of:

FIRSTLY: The easterly half of Lot 20 in Block "C" on the northerly side of Main Street according to Registered Plan number 100;

SECONDLY: All that part of Isabella Street as shown in Block "C" according to said Plan 100 which lies south of the Chessapeake and Ohio Railway formerly the Pere Marquette Railway;

THIRDLY: The most westerly halves of Lots 1 and 2 on the easterly of Isabella Street and in Block "D" according to the said Plan 100;

FOURTHLY: Part of Lot 98 registered plan number 199 in the Village of West Lorne which parcel may be more particularly described as follows:

COMMENCING at a point in the northerly limit of Lot 98 being also the southerly limit of Main Street a distance of 18.0 feet westerly from the north west angle of Lot 99 registered plan number 199;

THENCE southerly parallel to the easterly limit of said Lot 98 a distance of
330.0 feet to the production westerly of the southerly limit of Lot 101;

THENCE westerly along the production of the southerly limit of Lot 101 a distance of 132.0 feet more or less to a point on a line being the southerly production of the easterly limit of Lot 96 registered plan number 199;

THENCE northerly along the said southerly production of the easterly limit of Lot 96 and parallel to the easterly limit of Lot 98 a distance of 150. feet to a point in the easterly limit of said Lot 96 distant 180. feet south of the south limit of Main Street;

THENCE: easterly parallel to the south limit of Main Street a distance of 62. feet more or less to a point;

THENCE northerly in a straight line to a point in the southerly limit of Main Street distant 32.0 feet westerly of the north west angle of Lot 99 registered plan number 199;

THENCE easterly along the southerly limit of Main Street a distance of 14.0 feet to the place of beginning;

TOGETHER with rights of way over, along and upon part of Lot 98 registered plan number 199 and being a strip of land 18 feet in width line immediately and adjoining the westerly limit of Lots 99 and 101 and extending from the southerly limit of Main Street to the production westerly of the southerly limit of Lot 101;

SUBJECT to the rights of persons entitled to use the railway spur lines located on part of Lot 98 registered plan number 199;

FIFTHLY: Part of Lot 102 registered plan number 199 in the Village of West Lorne and part of Lot 98 registered plan number 199 in the Village of West Lorne which parcel may be more particularly described as follows;

COMMENCING at the north west angle of said Lot 102;

THENCE easterly along the northerly limit of said Lot 102 a distance of 132.5 feet more or less;

THENCE southerly parallel to the easterly limit of said Lot 102 a distance of
38.9 feet more or less to a point;

THENCE easterly parallel to the southerly limit of said Lot 98 a distance of
329. feet more or less to the easterly limit of said Lot 98;

THENCE southerly along the easterly limit of said Lot 98 a distance of 159.1 feet more or less to a point being the intersection of the easterly limit of said Lot 98 and the production easterly of the northerly limits of Lots 103 and 104;

THENCE westerly along the production of Lots 103 and 104 a distance of 458.4 feet more or less to the north west angle of said Lot 103;

THENCE northerly along the westerly limit of said Lot 98 and Lot 102 a distance 200. feet more or less to the place of commencement

SUBJECT to the rights of persons entitled to use the railway spur lines located on part of Lot 98 registered plan number 199;

AND SUBJECT to the rights of way over, along and upon that portion of Lot 98 and the whole of Lot 102 according to said plan which may be more particularly described as follows;

COMMENCING at the south west angle of said Lot 102;

THENCE westerly along the southerly limit of said Lot 102 to the south east angle of said Lot 102;

THENCE northerly along the easterly limit of said Lot 102 a distance of 27.1 feet;

THENCE westerly parallel to the southerly limit of said Lot 102 a distance of
65.0 feet;

THENCE northerly parallel to the easterly limit of said Lot 102 to a point in the northerly limit of said Lot 102;

THENCE westerly along the northerly limit of said Lot 102 a distance of 132.5 feet to the north east angle of said Lot 102;

THENCE southerly 66 feet to the place of beginning;

TOGETHER with rights of way over, along and upon the following parcels of land being one: Lot 105 registered plan number 199 and part of Lot 98 registered plan number 199 and being a strip of land along the southerly limit and easterly limit of said Lot 98 and extending from the southerly limit of the hereinbefore described parcel of land to the easterly limit of said Lot 105 registered plan number 199 which said strip of land may be more particularly described as follows;

COMMENCING at a point in the easterly limit of said Lot 98 where the same is intersected by the production easterly of the northerly limits of Lots 104 and 103 of registered plan number 199 said point being the south easterly angle of the lands hereinbefore described;

THENCE southerly along the easterly limit of said Lot 98 a distance of 192.2 feet more or less to the south east angle of said Lot 98;

THENCE westerly along the southerly limit of said Lot 98 a distance of 246.0 feet more or less to the intersection of southerly product of the easterly limit of said Lot 105;

THENCE northerly along the said production of the easterly limit of said Lot 105 a distance of 32.0 feet;

THENCE easterly a distance of 28.28 feet to a point distant 12 feet northerly from the southerly limit of said Lot 98 and 20 feet easterly from the easterly limit of Lot 105;

THENCE easterly parallel to the southerly limit of said Lot 98 a distance of
224. feet more or less to a point 32 feet westerly from the easterly limit of said Lot 98;

THENCE northerly a distance of 28.35 feet to a point distant 12 feet westerly from the easterly limit of said Lot 98 and

32.0 feet northerly from the southerly limit of said Lot 98 and THENCE northerly parallel to the easterly limit of said Lot 98 a distance of 160.36 feet to the southerly limit of the hereinbefore described parcel;

THENCE easterly along the said southerly limit a distance of 12 feet to the place of beginning.

AND

ALL AND SINGULAR those certain parcels or tracts of land and premises situate, lying and being in the Village of West Lorne, in the County of Elgin and being composed of:

FIRSTLY: Lot numbers 181 to 199 inclusive; 202, 203, 204; 228 to 263 inclusive; and 282 to 299 inclusive, all of the lots according to registered plan number 75.

SECONDLY: Those parts of Anne Street, Hughes Street, Schleihauf Street, Kinney Street and Victoria Street, as shown upon registered plan number 75 for the said Village of West Lorne, being more particularly described as follows:

(1) that portion of Anne Street, lying between the westerly limit of the Village and the westerly limit of Schleihauf Street.

(2) that portion of Anne Street, lying between the easterly limit of Schleihauf Street and the westerly limit of Kinney Street.

(3) that portion of Anne Street, lying between the easterly limit of Kinney Street and the easterly limit of lot 282, produced southerly to the southerly limit of Anne Street.

(4) that portion of Hughes Street, lying between the westerly limit of the Village and the westerly limit of Schleihauf Street.

(5) that portion of Hughes Street, lying between Schleihauf Street and the easterly limit of lot 228 produced south-easterly in a straight line.

(6) that portion of Kinney Street, lying between the southerly limit of Anne Street and the northerly limit of lot 286 produced in an easterly direction to the easterly limit of Kinney Street.

(7) that portion of Kinney Street, lying between Anne Street and Hughes
Street.

(8) that portion of Kinney Street, lying south of Hughes Street.

(9) that portion of Schleihauf Street, lying between the northerly limit of the right-of-way of the Canada Southern Railway and the northerly limit of lot 293 produced in an easterly direction to the easterly limit of Schleihauf Street.

(10) that portion of Victoria Street, lying west of the western limit of lot number 203 produced southerly to the Canada Southern Railway